UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 16, 2012

Piper Jaffray Companies
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-31720	30-0168701
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

800 Nicollet Mall, Suite 800, Minneapolis, Minnesota		55402
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(612) 303-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 2.05 Costs Associated with Exit or Disposal Activities.

On April 16, 2012, Piper Jaffray Companies (the "Company") determined to implement certain expense reduction measures as a means to better align its cost infrastructure with its revenues. The measures include the reduction of approximately two to three percent of the Company’s workforce and the reduction of leased office space.

These expense reduction measures are expected to be completed by June 30, 2012, and are expected to result in a one-time pre-tax restructuring charge in the second quarter of 2012 within a range of $4.0 million to $5.0 million. The restructuring charge will be comprised of severance benefits in a range of $2.0 million to $3.0 million, and the reduction of leased office space is estimated to be $2.0 million. Substantially all of the restructuring charge is expected to require future cash expenditures by the Company.

This current report on Form 8-K contains forward-looking statements. Statements that are not historical or current facts are forward-looking statements. These forward-looking statements include the timing of the restructuring charge and the amount thereof. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated, including the factors identified in the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as updated in the Company’s subsequent reports filed with the SEC (available at the Company’s Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made and the Company undertakes no obligation to update them in light of new information or future events.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piper Jaffray Companies

April 20, 2012	By:	/s/ Debbra L. Schoneman

Name: Debbra L. Schoneman
Title: Chief Financial Officer